Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated August 28, 2008, relating to (1) the consolidated financial statements of Solera Holdings, Inc. and subsidiaries (Company) (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the change in the Company’s method of accounting for defined benefit pension and other postretirement plans upon the adoption of Financial Accounting Standards Board (“FASB”) statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R), and the change in the Company’s method of accounting for stock compensation upon the adoption of FASB Statement No. 123(R), Share-Based Payment, as described in Note 11 to the consolidated financial statements and the change in the Company’s method of accounting for income taxes upon the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB statement No. 109, as described in Note 13 to the consolidated financial statements), and (2) the effectiveness of Solera Holdings, Inc.’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended June 30, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

San Jose, California

November 13, 2008